Exhibit 11

802 N Washington St
Spokane, WA 99201

CONSENT OF INDEPENDENT AUDITOR’S

We consent to the inclusion in this Offering Statement on Form 1-A of our audit report dated February 22, 2019, with respect to the balance sheets of Monogram Orthopaedics, Inc. as of December 31, 2018 and December 31, 2017, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended, Our report dated February 22, 2019 relating to those financial statements includes an emphasis of matter paragraph regarding an uncertainty about Monogram Orthopaedics, Inc.’s ability to continue as a going concern.

 Fruci & Associates II, PLLC

March 13, 2019